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                                                                     Exhibit 4.2


                     NON-QUALIFIED STOCK OPTION AGREEMENT
                        OPTION TO PURCHASE COMMON STOCK
                                      OF
                               SM&A CORPORATION

                                  VOID AFTER
                              __________________


THIS STOCK OPTION AGREEMENT (this "Option Agreement") SUPERSEDES AND REPLACES ANY PREVIOUS SPACE APPLICATIONS CORPORATION STOCK OPTION AGREEMENT PREVIOUSLY DELIVERED TO HOLDER (AS DEFINED HEREIN). THE TERMS AND CONDITIONS OF THE OPTION SHALL BE GOVERNED BY THE 1995 SPACE APPLICATIONS CORPORATION NONQUALIFIED STOCK OPTION PLAN (THE "PLAN"). ANY CONFLICT BETWEEN THE TERMS AND CONDITIONS OF THE PLAN AND THOSE CONTAINED HEREIN SHALL BE RESOLVED IN FAVOR OF THE PLAN.

     This certifies that ________________________________ ("Holder") is entitled to purchase from SM&A Corporation, a California corporation (the "Corporation"):

                 _____________________________________________

shares of Common Stock of the Corporation (the "Shares"), subject to the terms and conditions of the Plan and such additional terms and conditions contained herein. A copy of the Plan is attached hereto as Exhibit "A". Capitalized
                                                  -----------
terms not otherwise defined herein shall have such definition as is set forth in the Plan. The number of shares of Common Stock purchasable hereunder may be adjusted upon the occurrence of certain events, as specified in the Plan. The Option granted under this Option Agreement is not intended to be an "incentive stock option" as set forth in Section 422 of the Internal Revenue Code of 1986, as amended.


     The purchase price to be paid for the Shares upon the exercise of all or any portion of this Option shall be:

                                                    ($       )
                 ---------------------------------------------

per share of Common Stock purchased (the "Purchase Price").


1.   Date of Grant: ______________________
     -------------
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2.   Exercise of Options; Vesting
     ----------------------------

     Holder may exercise this Option at any time until 5:00 P.M. California time on:

                ______________________ (the "Expiration Date"),

in accordance with the vesting schedule set forth below by delivery to the Corporation, at its principal office, of:

     (a)  this Option Agreement;
     (b) the Exercise Form, attached to this Option Agreement, duly executed and specifying the number of Shares of Common Stock to be purchased hereunder; and
     (c) cash or a certified or official bank check payable to the order of the Corporation in the amount of the aggregate Purchase Price for the number of Shares to be purchased.

     Upon receipt thereof, the Corporation shall, as promptly as practicable, and in any event within 30 days thereafter, cause to be executed and delivered to Holder a certificate or certificates for the aggregate number of the Shares issuable upon such exercise. If this Option shall have been exercised only in part of the total number of vested options, the Corporation shall, at the time of delivery of such certificate or certificates, deliver to Holder a new Option evidencing the rights of Holder to purchase the remaining Shares of Common Stock called for by this Option, pursuant to the same terms and conditions and with the same restrictions specified herein, and which new Option shall be of like tenor to this Option. The Corporation shall pay all expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of stock certificates.

     All Shares of Common Stock issuable upon the exercise of this Option will be validly issued, fully paid and nonassessable.

     The Option shall vest in accordance with the following Vesting Schedule:


3.   Lost, Stolen, Mutilated or Destroyed Option.
     -------------------------------------------

     If this Option is lost, stolen, mutilated or destroyed, the Corporation may, on such terms as to indemnify or otherwise as the Corporation may in its discretion impose (which shall, in the case of a mutilated Option, include the surrender thereof), issue a new Option of like denomination, tenor and date as this Option.


4.   Restrictions on Transfer; Compliance with Securities Act.
     --------------------------------------------------------

     Neither this Option nor the right to purchase shares of Common Stock upon exercise of this Option may be transferred by Holder in whole or in part except that this Option may be exercised by Holder's conservator, trustee or estate subject to all the terms and conditions set forth therein. To
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the extent not exercised by Holder on the Expiration Date, this Option and all rights hereunder shall expire and the Option and such rights shall thereupon automatically be cancelled and shall cease to exist. Common Stock issued upon valid exercise of this Option in whole or in part shall not be transferable by Holder other than in accordance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, together with applicable state securities laws.

5.   Notices.
     -------

     Any notice or other document required or permitted to be given or delivered to Holder shall be deemed given to him if given at the following address:

                    Holder:   ________________________
                              ________________________
                              ________________________

Any such notice or other document shall be mailed first-class, postage prepaid, to such address or such other address as shall have been furnished to the Corporation in writing by Holder. Any notice or other document required or permitted to be given or delivered to the Corporation shall be mailed first-class, postage prepaid, to the Corporation at its principal executive offices at 4695 MacArthur Court, Eighth Floor, Newport Beach, California 92660, Attention:
Chief Financial Officer.

6.   Applicable Law.
     --------------

     This Option shall be construed and enforced in accordance with and governed by the laws of the State of California.

7.   Headings.
     --------

     The headings herein are for convenience only and are not part of this Option and shall not affect the interpretation hereof.


     IN WITNESS WHEREOF, the Corporation has caused this Option to be executed in its name by its President and Secretary, thereunto duly authorized.

                              SM&A CORPORATION,
                              a California corporation


                              By: ___________________________________
                                    Michael A. Piraino, President


                              By: ___________________________________
                                    Edward A. Beeman, Secretary